Exhibit 99.1(a)(1)(i)

                           OFFER TO PURCHASE FOR CASH
                                       BY
                               RSV BANCORP, INC.
                                       OF
             UP TO 202,000 SHARES OF COMMON STOCK, PAR VALUE $0.10
                              AT A PURCHASE PRICE
             NOT GREATER THAN $19.00 NOR LESS THAN $17.00 PER SHARE

OUR OFFER AND YOUR RIGHT TO WITHDRAW YOUR SHARES EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON OCTOBER 15, 2004, UNLESS THE OFFER IS EXTENDED. WE MAY EXTEND THE OFFER PERIOD AT ANY TIME.

RSV BANCORP, INC. IS:

o offering to purchase up to 202,000 shares of our common stock in a tender offer; and
o offering to purchase these shares at a price not greater than $19.00 nor less than $17.00 per share in cash, without interest.

IF YOU WANT TO TENDER YOUR SHARES INTO OUR OFFER, THEN YOU MUST:

o specify the price between $17.00 and $19.00 at which you are willing to tender your shares;
o    specify the number of shares you want to tender; and
o follow the instructions in this document and the related documents, including the accompanying letter of transmittal, to submit your shares.

WHEN OUR OFFER EXPIRES:

o we will select the lowest purchase price specified by tendering stockholders that will allow us to purchase up to 202,000 shares or such lesser number of shares as are tendered;
o if the number of shares tendered at or below the selected price is not more than 202,000, we will purchase all these shares at that price; and
o if the number of shares tendered at or below the selected price is more than 202,000, we will purchase shares at the selected price:

     o first from holders of less than 100 shares who tendered all of their shares at or below the selected price, and
     o then, on a pro rata basis from all other stockholders who tendered shares at or below the selected price.

OUR OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. OUR OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS DISCUSSED IN SECTION 7.

OUR BOARD OF DIRECTORS  HAS  APPROVED  THIS OFFER.  HOWEVER,  NEITHER WE NOR ANY
MEMBER OF OUR BOARD OF DIRECTORS NOR THE INFORMATION AGENT MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OR AS TO THE PRICE OR PRICES AT WHICH YOU MAY CHOOSE TO TENDER YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH YOUR SHARES SHOULD BE TENDERED.

This document contains important information about our offer. We urge you to read it in its entirety.

                    The Information Agent for this Offer is:
                             D. F. King & Co., Inc.

            The date of this Offer to Purchase is September 14, 2004

                              IMPORTANT PROCEDURES

IF YOU WANT TO TENDER ALL OR PART OF YOUR SHARES, YOU MUST DO ONE OF THE FOLLOWING BEFORE THE EXPIRATION DATE:

o if your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your shares for you; or

o if you hold certificates in your own name, then (a) complete and sign the letter of transmittal according to its instructions, and (b) deliver (i) the letter of transmittal, together with any required signature guarantee,
     (ii) the stock certificates representing your shares, and (iii) any other documents required by the letter of transmittal to Registrar and Transfer Company, (the "depositary").

IF YOU WANT TO TENDER YOUR SHARES, BUT:

o your stock certificates representing your shares are not immediately available or they cannot be delivered to the depositary, or

o your other required documents cannot be delivered to the depositary by the expiration date,

then you can still tender your shares, if you comply with the guaranteed delivery procedure described in Section 3.

     TO TENDER YOUR SHARES YOU MUST FOLLOW THE PROCEDURES DESCRIBED IN (A) THIS DOCUMENT, (B) THE LETTER OF TRANSMITTAL, AND (C) THE OTHER DOCUMENTS RELATED TO OUR OFFER, INCLUDING CHOOSING A PRICE AT WHICH YOU WANT TO TENDER YOUR SHARES.

     If you wish to maximize the chance that your shares will be purchased by us, you should check the box next to "Shares tendered at price determined pursuant to the offer" in the section of the letter of transmittal titled "Price (In Dollars) Per Share At Which Shares Are Being Tendered." Note that this
                                                                  --------------
election  could  result in your shares being  purchased at the minimum  price of
--------------------------------------------------------------------------------
$17.00 per share.
----------------

     If you have any questions or need assistance, you should contact D. F. King & Co., Inc., (the "information agent") for our offer, at their address and telephone number on the back page of this document. You may request additional copies of this document, the letter of transmittal or the notice of guaranteed delivery from the information agent.

                               TABLE OF CONTENTS


SECTION                                                                     PAGE

Summary Term Sheet............................................................ 1

Forward-Looking Statements.................................................... 5

The Offer..................................................................... 6

     1.   Number of Shares; Price; Priority of Purchase....................... 6
     2.   Purposes of the Offer; Certain Effects of the Offer................. 9
     3.   Procedures for Tendering Shares.....................................11
     4.   Withdrawal Rights...................................................16
     5.   Purchase of Shares and Payment of Purchase Price....................17
     6.   Conditional Tender Procedures.......................................18
     7.   Conditions of Our Offer.............................................19
     8.   Price Range of Shares; Dividends....................................21
     9.   Source and Amount of Funds..........................................22
     10.  Information About Us and the Shares.................................22
     11.  Interests  of  Directors  and  Executive  Officers;
             Transactions  and Arrangements Concerning Shares.................22
     12.  Effects of Our Offer on the Market for Our Shares;
             Registration Under the Exchange Act..............................32
     13.  Legal Matters; Regulatory Approvals.................................33
     14.  Extension of Our Offer; Termination; Amendment......................33
     15.  Federal Income Tax Consequences.....................................34
     16.  Fees and Expenses...................................................38
     17.  Miscellaneous.......................................................38

                               SUMMARY TERM SHEET

     We are providing this summary term sheet for your convenience. It highlights material information in this document. However, you should realize that it does not describe all of the details of our offer to the same extent that they are described in the body of this document. We urge you to read this entire document and the related letter of transmittal carefully because they contain the full details of our offer. Where helpful, we have included references to the sections of this document where you will find a more complete discussion.


WHO IS OFFERING TO PURCHASE MY SHARES?

RSV Bancorp, Inc. ("RSV Bancorp"). We are offering to purchase up to 202,000 shares of our outstanding common stock. See Section 10.

WHAT IS THE PURCHASE PRICE?

The price range for our offer is $17.00 to $19.00.

We are conducting the offer through a procedure commonly called a "modified Dutch auction." This procedure allows you to choose a price within this price range at which you are willing to sell your shares to us.

We will look at the prices chosen by stockholders for all of the shares properly tendered. We will then select the lowest price that will allow us to buy up to 202,000 shares. If a lesser number of shares is tendered, we will select the price that will allow us to buy all shares that were properly tendered. All shares we purchase will be purchased at the same price, even if you have chosen a lower price, but we will not purchase any shares tendered at a price above the price selected in accordance with these procedures.

If you wish to maximize the chance that your shares will be purchased, you should check the box next to "Shares tendered at price determined pursuant to the offer" in the section of the letter of transmittal titled "Price (In Dollars) Per Share At Which Shares Are Tendered." You should understand that this election could result in your shares being purchased at the minimum price of $17.00 per share. See Section 1.

HOW AND WHEN WILL I BE PAID?

If your shares are purchased in our offer, you will be paid the purchase price, in cash, without interest, promptly after the expiration of the offer period and the acceptance of the shares for payment. There may be tax consequences to receiving this payment. See Sections 1, 3, 5 and 15.

HOW MANY SHARES WILL RSV BANCORP PURCHASE IN ALL?

We will purchase up to 202,000 shares in our offer, or approximately 30% of our outstanding common stock. We also reserve the right to purchase additional shares up to 2% of the outstanding shares, subject to applicable legal requirements. Our offer is not conditioned on any minimum number of shares being tendered. See Section 1.

IF I TENDER MY SHARES, HOW MANY OF MY SHARES WILL RSV BANCORP PURCHASE?

All the shares that you tender in our offer may not be purchased, even if they are tendered at or below the purchase price we select. If more than 202,000 shares are tendered at or below the selected purchase price, we will purchase shares based on the following order of priority:

     o    First,  we will purchase shares from all holders of "odd lots" of less
          -----
          than 100 shares who properly tender all of their shares at prices equal to or below the selected price.

     o    Second,  we will  purchase  shares  from all  other  stockholders  who
          ------
          properly tender shares at prices equal to or below the selected price, on a pro rata basis, subject to the conditional tender provisions described in Section 6. As a result, we will purchase the same percentage of shares from each tendering stockholder in this second category. We will announce this proration percentage, if it is necessary, after our offer expires.

As we noted above, we may also choose to purchase an additional 2% of the outstanding shares, subject to applicable legal rules. See Section 1.

HOW WILL RSV BANCORP PAY FOR THE SHARES?

We would need a maximum of $3,838,000 to purchase 202,000 shares at the highest price of $19.00. We will use cash on hand and dividends from Mt. Troy Bank to pay for the shares we purchase in this offer. See Section 9.

HOW LONG DO I HAVE TO TENDER MY SHARES TO RSV BANCORP

You may tender your shares until our offer expires. The offer is scheduled to expire on October 15, 2004, at 5:00 p.m., New York City Time, but we may choose to extend our offer at any time. We cannot assure you that we will extend our offer or, if we extend it, for how long it will be extended. See Sections 1 and
14. If a broker, dealer, commercial bank, trust company or other nominee holds your shares, it is likely they have an earlier deadline for accepting the offer.

HOW WILL I BE NOTIFIED IF RSV BANCORP EXTENDS THIS OFFER?

If we extend our offer, we will make a public announcement before 9:00 a.m., New York City Time, on the first business day after the scheduled expiration date. See Section 14.

WHAT ARE THE CONDITIONS TO RSV BANCORP'S OFFER?

Our obligation to accept and pay for your tendered shares is conditioned upon the satisfaction or waiver of the conditions described in this document. See
Section 7.

HOW DO I TENDER MY SHARES?

To tender your shares, you must complete one of the actions described under "Important Procedures" on the inside front cover of this document before the expiration date.

You may also contact the information agent or your broker for assistance. The contact information for the Information agent is on the back page of this document.

See Section 3 and the instructions to the letter of transmittal.

ONCE I HAVE TENDERED SHARES IN THE OFFER, CAN I CHANGE MY MIND?

Yes. If you tender your shares and change your mind, you may withdraw your shares at any time before our offer expires.

In addition, after our offer expires, if we have not accepted for payment the shares you have tendered to us, you may withdraw your shares at any time after 12:00 midnight, New York City Time, on November 9, 2004. See Section 4.

To withdraw your shares, you must timely deliver a written notice of your withdrawal to the depositary at the address or facsimile number appearing on the back page of this document. Your notice of withdrawal must specify (1) your name, (2) the number of shares to be withdrawn, and (3) the name of the registered holder of the shares. Some additional requirements apply if the certificates for the shares to be withdrawn have been delivered to the depositary. See Section 4.

WHAT DO RSV BANCORP AND ITS BOARD OF DIRECTORS THINK ABOUT THIS OFFER?

Our Board of Directors has approved this offer. However, neither we, our board of directors, nor the information agent is making any recommendation regarding whether you should tender or not tender your shares or at what price you should choose to tender your shares. You must decide whether to tender your shares and, if so, how many shares to tender and the price or prices at which you will tender them. You should discuss whether to tender your shares with your broker or other financial or tax advisor. Our directors and executive officers have advised us that they do not intend to tender shares in our offer. See Section 2.

WHAT IS A RECENT MARKET PRICE OF MY RSV BANCORP SHARES?

Our common stock is traded on the OTC Bulletin Board under the symbol "RSVI." Prior to July 1, 2004, our common stock had traded under the symbol "RSVB." On September 8, 2004, the last trading day prior to commencement of our offer, the closing sale price of our common stock on the OTC Bulletin Board was $17.10. We urge you to obtain more current market quotations for your shares. For trading information regarding the shares, you may call D. F. King & Co., Inc., toll free at (800) 207-3158, See Section 10.

WILL I HAVE TO PAY BROKERAGE COMMISSIONS OR STOCK TRANSFER TAX IF I TENDER MY SHARES TO RSV BANCORP?

If you are a registered stockholder and tender your shares directly to the depositary, you will not need to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank to see if you will be charged a fee to tender your shares. See Section 3.

If you instruct the depositary in the letter of transmittal to make the payment for the shares to the registered holder, you will not incur any stock transfer tax. See Section 5.

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IF I TENDER MY SHARES TO RSV BANCORP?

Generally, you will be subject to United States federal income taxation when you receive cash from us in exchange for the shares you tender. The cash you receive will be treated either as:

     o    a sale or exchange eligible for capital gains treatment; or
     o    a dividend subject to ordinary income tax rates.

See Section 15.

WHOM DO I CONTACT IF I HAVE QUESTIONS ABOUT RSV BANCORP'S OFFER?

Our information  agent can help answer your questions.  The information agent is
D. F. King & Co., Inc. Their contact information appears on the back page of this document.

FOLLOWING THE OFFER, WILL RSV BANCORP CONTINUE AS A PUBLIC COMPANY?

The completion of the offer in accordance with its terms will not cause RSV Bancorp to cease being subject to the periodic reporting obligations of the Securities Exchange Act of 1934, as amended. See Section 12.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES OF COMMON STOCK?

Stockholders who choose not to tender will own a greater percentage interest in our outstanding common stock following the consummation of the offer.

                           FORWARD-LOOKING STATEMENTS

     This document contains a number of forward-looking statements regarding our financial condition, results of operations and business. These statements may be made directly in this document or may be incorporated in this document by reference to other documents. These statements may also include references to periods following the completion of our offer or other transactions described in this document. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "may," "will" and "potential" and for similar expressions. Forward-looking statements involve substantial risks and uncertainties. Some of the factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, but are not limited to, the following possibilities:

     o the timing and occurrence or non-occurrence of events, including the conditions to our offer, may be subject to circumstances beyond our control;

     o there may be increases in competitive pressure among financial institutions or from non-financial institutions;

     o changes in the interest rate environment may reduce interest margins or may adversely affect mortgage banking operations;

     o changes in deposit flows, loan demand or real estate values may adversely affect our business;

     o changes in accounting principles, policies or guidelines may cause our financial condition to be perceived differently;

     o general economic conditions, either nationally or locally, in the markets in which we do business, or conditions in securities markets, the banking industry or the mortgage banking industry, may be less favorable than we currently anticipate;

     o    legislation or regulatory changes may adversely affect our business;

     o technological changes may be more difficult or expensive than we anticipate;

     o success or consummation of new business initiatives may be more difficult or expensive than we anticipate; or

     o litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than we anticipate.

     All subsequent written and oral forward-looking statements concerning our offer or other matters addressed in this document and attributable to us or any person acting on our behalf are qualified by these cautionary statements.

                                   THE OFFER

1. NUMBER OF SHARES; PRICE; PRIORITY OF PURCHASE.

     GENERAL. On the terms and subject to the conditions of our offer, we will purchase at a price not greater than $19.00 nor less than $17.00 per share, net to the seller in cash, without interest, 202,000 shares of our common stock, or such lesser number of shares as are properly tendered and not properly withdrawn in accordance with the procedures set forth in Section 4.

     The term "expiration date" with respect to our offer means 5:00 p.m., New York City Time, on October 15, 2004, unless we, in our sole discretion, extend the period of time during which our offer will remain open. If extended by us, the term "expiration date" will mean the latest time and date at which our offer, as extended, will expire. See Section 14 for a description of our right to extend, delay, terminate or amend our offer.

     In accordance with the instructions of the letter of transmittal, stockholders desiring to tender shares must specify the price or prices, not greater than $19.00 nor less than $17.00 per share, at which they are willing to sell their shares. Prices may be specified in increments of $0.25. Alternatively, stockholders desiring to tender shares can choose not to specify a price and, instead, specify that they will sell their shares at the purchase price selected by us for shares properly tendered in our offer. This could result in the tendering stockholder receiving a price per share as low as $17.00.

     THE GREATER NUMBER OF STOCKHOLDERS WHO ELECT NOT TO SPECIFY A PURCHASE PRICE WILL INCREASE THE CHANCE THAT THE TENDERING STOCKHOLDER COULD RECEIVE A PRICE PER SHARE AS LOW AS $17.00.

     Promptly following the expiration date, we will select the purchase price for shares properly tendered and not properly withdrawn, taking into account the number of shares tendered and the prices specified by tendering stockholders. We will select the lowest purchase price between $17.00 and $19.00 net per share in cash, without interest, that will enable us to purchase 202,000 shares, or such lesser number of shares as are properly tendered.

     Shares properly tendered at or below that purchase price and not properly withdrawn will be purchased at the selected purchase price upon the terms and conditions of our offer, including the odd lot, proration and conditional tender provisions described below. If more than 202,000 shares are tendered at or below the purchase price we select, shares tendered at or below the purchase price will be subject to proration, except for odd lots. In accordance with the rules of the SEC, we may, and we reserve the right to, purchase in our offer an additional amount of shares, not to exceed 2% of our outstanding common stock, without amending or extending our offer. See Section 14.

     All shares we purchase will be purchased at the same price, even if you have specified a lower price. However, we will not purchase any shares tendered at a price above the purchase price we select using the procedures described above.

     All shares tendered and not purchased, including shares tendered at prices above the purchase price we select and shares not purchased because of proration or the conditional tender procedures, will be returned to you at our expense promptly following the expiration date.

     On the letter of transmittal you can specify the order in which portions of your shares will be purchased if, as a result of the proration provisions or otherwise, some but not all of your tendered shares are purchased in our offer. In addition, you can tender different portions of your shares at different prices by completing separate letters of transmittal for each price at which you tender shares.

     You may withdraw your shares from our offer by following the procedures described in Section 4.

     If we:

     o    increase or decrease the range of prices to be paid for shares,

     o increase the number of shares being sought in our offer by more than 2% of our outstanding common stock, or

     o    decrease the number of shares being sought in our offer,

then our offer must remain open, or will be extended, until at least ten (10) business days from, and including, the date that notice of any such change is first published, sent or given in the manner described in Section 14. For purposes of our offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City Time.

     In calculating the number of shares to be accepted for payment pursuant to the procedures described in this document, we will add the total number of shares tendered at the minimum price of $17.00 to the shares tendered by stockholders who have indicated, in the appropriate box in the letter of transmittal, that they are willing to accept the price determined in our offer. Accordingly, shares tendered at the price determined in the offer will be treated the same as shares tendered at $17.00. However, as discussed above, shares properly tendered and accepted for purchase will all be purchased at the same price, even if the purchase price we select is higher than the price at which the shares were tendered.

     OUR OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. OUR OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 7.

     PRIORITY OF PURCHASES. Upon the terms and conditions of our offer, if 202,000 or fewer shares are properly tendered at prices equal to or below the purchase price and not properly withdrawn, we will purchase all properly tendered shares at the purchase price.

     Upon the terms and conditions of our offer, if more than 202,000 shares are properly tendered at prices equal to or below the purchase price and not properly withdrawn, we will purchase properly tendered shares in the following order:

     o    First, all shares properly tendered and not properly  withdrawn by any
          -----
          "odd lot holder" (as defined below) who tenders all shares owned (beneficially or of record) by such odd lot holder at a price equal to or below the purchase price (conditional tenders and tenders of less than all the shares owned will not qualify for this preference); and completes the section entitled "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

     o    Second,  after the purchase of all the shares properly tendered by odd
          ------
          lot holders and subject to the conditional tender procedures described in Section 6, we will purchase, on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares (as described below), all other shares properly tendered at prices equal to or below the purchase price, and

     o    Third,   only  if  necessary  to  purchase   202,000  shares,   shares
          -----
          conditionally tendered (for which the condition was not initially satisfied) at or below the purchase price, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

     As a result, all the shares that you tender in our offer may not be purchased, even if they are tendered at prices equal to or below the purchase price. This will occur if we receive more than 202,000 properly tendered shares at prices equal to or below the purchase price.

     As we noted above, we may elect to purchase more than 202,000 shares in our offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater number of shares.

     ODD LOTS. For purposes of our offer, the term "odd lots" means all shares properly tendered before the expiration date at prices equal to or below the purchase price and not properly withdrawn by any person, referred to as an "odd lot holder," who owns, beneficially or of record, a total of fewer than 100 shares (not as a result of any proration) and certifies to that fact in the "Odd Lots" box on the letter of transmittal and, if applicable, on the notice of guaranteed delivery. As set forth above, odd lots will be accepted for payment before proration, if any, of the purchase of other tendered shares. To qualify for this preference, an odd lot holder must tender all shares owned, beneficially or of record, by the odd lot holder in accordance with the procedures described in Section 3.

     This preference is not available to partial tenders or to beneficial or record holders of a total of 100 or more shares, even if these holders have separate accounts or certificates representing fewer than 100 shares. This preference also is not available to record holders who become odd lot holders as result of proration, as discussed below.

     Any odd lot holder wishing to tender all its shares pursuant to our offer should complete the section entitled "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery.

     PRORATION. If proration of tendered shares is required, we will determine the proration percentage promptly following the expiration date. Subject to the conditional tender procedures described in Section 6, proration for each stockholder tendering shares, other than odd lot holders, will be based on the ratio of the number of shares properly tendered and not properly withdrawn by the stockholder to the total number of shares properly tendered and not properly withdrawn by all stockholders, other than odd lot holders, at or below the purchase price selected by us.

     Because of the potential difficulty in determining the number of shares properly tendered and not properly withdrawn, including shares tendered by guaranteed delivery procedures as described in Section 3 and because of the odd lot procedures described above and the conditional tender procedures described in Section 6, we do not expect that we will be able to announce the final proration percentage or commence payment for any shares purchased under our offer until seven (7) to ten (10) business days after the expiration date. The preliminary results of any proration will be announced by press release promptly after the expiration date. Stockholders may obtain preliminary proration information from the information agent and may be able to obtain this information from their brokers.

     As described in Section 15, the number of shares that we will purchase from a stockholder under our offer may affect the United States federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder's decision whether or not to tender shares. The letter of transmittal affords each stockholder the opportunity to designate the order of priority in which shares are to be purchased in the event of proration, should a stockholder decide to do so for federal income tax reasons. In addition, stockholders may choose to submit a "conditional tender" under the procedures discussed in Section 6 in order to structure their tender for federal income tax reasons.

2.   PURPOSES OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.

     We believe that the purchase of shares is an attractive use of a portion of our available capital on behalf of our stockholders and is consistent with our long-term goal of increasing stockholder value. We believe we have adequate sources of capital to both complete the share repurchase and continue with our regular pursuit of business opportunities.

     The offer is designed to restructure our balance sheet in order to increase return on equity and earnings per share by reducing the amount of equity and shares outstanding. Based upon the current market price of our shares, we believe that the purchase of shares is an attractive use of funds. Following the purchase of the shares, we believe funds provided by earnings, combined with other sources of liquidity, will be adequate to meet our funding needs for the foreseeable future. Upon completion of the offer, we expect that RSV Bancorp and our wholly owned subsidiary bank, Mt. Troy Bank, will continue to maintain the highest regulatory standards for capital.

     Since our initial public offering, our capital base has not only exceeded all applicable regulatory standards but also the amount of capital needed to support our banking business. Upon completion of our initial public offering in April, 2002, we had an equity to assets ratio of 21.63%, which was well in excess of industry standards, regulatory requirements and an amount necessary to execute our long term business plan. Since the time we went public, our board of directors has continuously sought ways to enhance our value and utilize our excess capital, focusing on a combination of regular cash dividends and stock repurchases. Since it became legally permissible for us to repurchase our shares, we have repurchased 83,766 shares, or 11.06% of the shares issued in our initial public offering, at a total cost of $1.5 million. As of June 30, 2004, our equity to assets ratio stood at 15.24%.

     In setting the price range for our offer, our board of directors considered the funds available held by RSV Bancorp, the available capital that could be distributed by Mt. Troy Bank to RSV Bancorp, the resulting regulatory capital levels at Mt. Troy Bank, and the increase in pro forma earnings per share and decrease in pro forma book value per share that would result from the completion of the offer. The goal of our board of directors was to structure the size and price of our offer so that it would be appealing to stockholders who may be interested in selling their shares and beneficial to stockholders who may be interested in retaining their shares.

     We believe the offer may be attractive from the perspective of our stockholders for the following reasons:

     o The offer gives stockholders liquidity by giving them opportunity to determine the price or prices, not greater than $19.00 per share or less than $17.00 per share, at which they are willing to sell all or a portion of their shares and, if those shares are purchased in our offer, to sell their shares for cash without the usual transaction costs associated with open-market sales;

     o The offer provides stockholders with the opportunity to sell their shares for a price that may be greater than market prices prevailing prior to the announcement of the offer.

     o Any odd lot holders whose shares are purchased pursuant to the offer not only will avoid the payment of brokerage commissions for their sale of shares directly to us, but also will avoid any applicable odd lot discounts payable on sales of odd lots.

     o To the extent the purchase of shares in the offer results in a reduction in the number of stockholders of record, the costs to us for services to stockholders will be reduced.

     o The offer allows stockholders to sell a portion of their shares while retaining a continuing ownership interest in RSV Bancorp, subject to the attendant risk and rewards associated with owning equity securities.

     o Stockholders who do not tender their shares pursuant to the offer will realize a proportionate increase in their relative ownership interest in RSV Bancorp and, thus, in RSV Bancorp's future earnings and assets, subject to our right to issue additional shares and other equity securities in the future.

     The offer also presents some potential risks and disadvantages to us and our continuing stockholders:

     o The offer will result in a decrease in the amount of cash held by RSV Bancorp and Mt. Troy Bank. However, after completion of the offer, we expect Mt. Troy Bank to continue to maintain the highest regulatory capital ranking.

     o The offer will reduce our "public float" (the number of shares owned by outside stockholders and available for trading in the securities markets). This may result in lower stock prices or reduced liquidity in the trading markets for our common stock in the future.

     We believe that the modified "Dutch auction" tender offer set forth herein represents a mechanism to provide most of our stockholders with the opportunity to tender all or a portion of their shares and, thereby, receive a return of cash if they so elect. This format of repurchase provides a method for stockholders not participating to increase their relative percentage interest in us and our future operations at no additional cost. As a result, the Board of Directors believes that investing in our own shares in this manner is an attractive use of surplus and an efficient means to provide value to our stockholders. The tender offer also provides stockholders (particularly those who, because of the size of their stockholdings, might not be able to sell their shares without potential disruption to the share price) with an opportunity to obtain liquidity with respect to their shares without potential disruption to the share price and the usual transaction costs associated with market sales.

     The offer will enable stockholders to sell a portion of their shares while retaining a continuing equity interest in us, if they so desire. The offer may provide stockholders who are considering a sale of all or a portion of their shares the opportunity to determine the price or prices (not greater than $19.00 nor less than $17.00 per share) at which they are willing to sell their shares and, if any such shares are purchased pursuant to the offer, to sell those shares for cash without the usual transaction costs associated with open-market sales. In addition, odd lot holders whose shares are purchased pursuant to the offer will avoid the payment of brokerage commissions and will avoid any applicable odd lot discounts in a sale of such holder's shares. For stockholders who do not tender, there is no assurance that the price of the stock will not trade below the price being offered pursuant to the offer, nor is there any assurance that there will be an active public market in which to trade your shares of common stock. For stockholders who do tender, the trading price of stock may increase as a result of the offer or an unexpected acquisition at a premium could occur in the future although we are restricted from entering into any agreement or having discussions with any party regarding an acquisition until at least three years after the date of Mt. Troy Bank's conversion from mutual to stock form.

     NEITHER RSV BANCORP, OUR BOARD OF DIRECTORS, OUR INFORMATION AGENT, OR OUR FINANCIAL ADVISOR MAKES ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR NOT TO TENDER ANY SHARES OR AS TO THE PRICE OR PRICES AT WHICH STOCKHOLDERS MAY CHOOSE TO TENDER THEIR SHARES. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. STOCKHOLDERS SHOULD CAREFULLY EVALUATE ALL INFORMATION IN OUR OFFER, CONSULT THEIR OWN INVESTMENT AND TAX ADVISORS, AND MAKE THEIR OWN DECISIONS ABOUT WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH TO TENDER.

3. PROCEDURES FOR TENDERING SHARES.

     PROPER TENDER OF SHARES.  For your shares to be properly  tendered,  either
(1) or (2) below must occur:

     (1) The depositary must receive all of the following before or on the expiration date at the depositary's address on the back page of this document:

          (A)  the certificates for the shares;

          (B)  a properly  completed  and executed  letter of  transmittal  or a
               manually  executed   facsimile  of  it,  including  any  required
               signature guarantees; and

          (C)  any other documents required by the letter of transmittal.

     (2) You must comply with the guaranteed delivery procedure set forth below.

     In accordance with Instruction 5 of the letter of transmittal, if you want to tender your shares you must properly complete the pricing section of the letter of transmittal, titled "Price (In Dollars) Per Share At Which Shares Are Being Tendered":

     o If you wish to maximize the chance that your shares will be purchased at the purchase price determined by us, you should check the box in this section of the letter of transmittal next to "Shares tendered at price determined pursuant to the offer." This means that you will accept the purchase price selected by us in accordance with the terms of our offer. Note that this election could result in your shares
                         -------------------------------------------------------
          being purchased at the minimum price of $17.00 per share.
          --------------------------------------------------------

     o If you wish to indicate a specific price (in multiples of $0.25) at which your shares are being tendered, you must check ONE box in this section. You should be aware that this
                    -----------------------------
          election  could mean that none of your shares will be purchased if you
          ----------------------------------------------------------------------
          choose a price that is higher than the  purchase  price we  eventually
          ----------------------------------------------------------------------
          select after the expiration date.
          ---------------------------------

     If you want to tender portions of your shares at different prices you must complete a separate letter of transmittal for each portion of your shares that you want to tender at a different price. However, the same shares cannot be tendered (unless properly withdrawn previously in accordance with the procedures described in Section 4) at more than one price. To tender shares properly, one and only one price box must be checked in the "Price (In Dollars) Per Share At Which Shares Are Being Tendered" section on each letter of transmittal.

     If you tender your shares directly to the depositary, you will not need to pay any brokerage commissions. If you hold shares through a broker or bank, however, you should ask your broker or bank to see if you will be charged a fee to tender your shares through the broker or bank.

     ENDORSEMENTS AND SIGNATURE GUARANTEES. Depending on how your shares are registered and to whom you want payments or deliveries made, you may need to have your certificates endorsed and the signatures on the letter of transmittal and endorsement guaranteed by an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act. No endorsement or signature guarantee is required if:

     (A) the letter of transmittal is signed by the registered holder of the shares tendered exactly as the name of the registered holder appears on the certificate(s) for the shares and payment and delivery are to be made directly to the holder, unless the holder has completed either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" on the letter of transmittal; or

     (B) shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity that is an eligible guarantor institution.

     In addition, odd lot holders who tender all shares must complete the section captioned "Odd Lots" in the letter of transmittal and, if applicable, in the notice of guaranteed delivery, to qualify for the preferential treatment available to odd lot holders as set forth in Section 1. See Instruction 9 of the letter of transmittal.

     On the other hand, if a certificate for shares is registered in the name of a person other than the person executing a letter of transmittal or you are completing either the box captioned "Special Delivery Instructions" or the box captioned "Special Payment Instructions" on the letter of transmittal, then

     (A) your certificates must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificates; and

     (B) the signature on (1) the letter of tranmittal, and (2) on your stock certificates or stock power must be guaranteed by an eligible guarantor institution.

     METHOD OF DELIVERY. Payment for shares tendered and accepted for payment under our offer will be made only after timely receipt by the depositary of all of the following:

     (1)  certificates for such shares,

     (2) any of a properly completed and duly executed letter of transmittal or a manually signed facsimile thereof, and

     (3)  any other documents required by the letter of transmittal.

     THE METHOD OF DELIVERING ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR ELECTION AND RISK. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED AND PROPERLY INSURED, IS RECOMMENDED.

     ALL DELIVERIES IN CONNECTION WITH OUR OFFER, INCLUDING A LETTER OF TRANSMITTAL AND CERTIFICATES FOR SHARES, MUST BE MADE TO THE DEPOSITARY AND NOT RSV BANCORP OR THE INFORMATION AGENT. ANY DOCUMENTS DELIVERED TO US OR THE INFORMATION AGENT WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     BOOK-ENTRY DELIVERY. The depositary will establish an account with respect to the shares at the book-entry transfer facility for purposes of our offer within two business days after the date of this document. Any financial institution that is a participant in the system of the book-entry transfer facility may make book-entry delivery of shares by causing the book-entry transfer facility to transfer the shares into the depositary's account in accordance with the depositary's procedure for the transfer. Even though delivery of shares may be effected through book-entry transfer into the depositary's account at the book-entry transfer facility, either (1) or (2) below must occur for a valid tender:

     (1) A properly completed and duly executed letter of transmittal or a manually signed copy thereof, or an agent's message, as defined below, together with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the depositary at its address set forth on the back cover of this offer on or prior to the expiration date.

     (2) You must comply with the guaranteed delivery procedures set forth below.

     Delivery of the letter of transmittal (or other required documentation) to the book-entry transfer facility does not constitute delivery to the depositary.

     The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the depositary and forming a part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgement from the participant in the book-entry transfer facility tendering the shares, that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce the agreement against the participant.

     GUARANTEED DELIVERY. If you want to tender your shares, but your stock certificates are not immediately available or cannot be delivered to the depositary before the expiration date, or if time will not permit all required documents to reach the depositary before the expiration date, you can still tender your shares, if all of the following conditions are satisfied:

     o    the tender is made by or through an eligible guarantor institution;

     o the depositary receives by hand, mail, overnight courier or facsimile transmission, before the expiration date, a properly completed and duly executed notice of guaranteed delivery in the form we have provided with this document, specifying the price at which shares are being tendered, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in the notice of guaranteed delivery; and

     o all of the following are received by the depositary within three trading days after the date of receipt by the depositary of the notice of guaranteed delivery:

          (a)  the certificates for the shares;

          (b)  a properly  completed  and executed  letter of  transmittal  or a
               manually  executed   facsimile  of  it,  including  any  required
               signature guarantees; and

          (c)  any other documents required by the letter of transmittal.

     EMPLOYEE BENEFIT PLANS. We sponsor three stock-based employee benefit plans and a 401(k) savings plan (collectively, the "Stock Plans"), all of which hold shares or options to acquire shares of our common stock.

     Decisions as to whether to tender ESOP shares will be made by the ESOP trustees, consisting of our non-employee directors, subject to the terms of the plan and ERISA. The ESOP trustees have informed us that as of the date hereof they do not intend to tender any shares held in the ESOP Plan. Participants in the 401(k) plan whose accounts hold shares of our common stock are entitled to direct the Plan Administrator as to whether to tender such participant's shares. In the absence of any such direction, the Plan Administrator will not tender shares of our common stock in the offer.

     We are not offering, as part of the offer, to purchase any of the options or restricted shares outstanding or held under the Stock Plans or the ESOP and tenders of such options or shares will not be accepted. In no event are any options or shares held under the Stock Plans or ESOP to be delivered to the depositary in connection with a tender of shares hereunder. An exercise of an option cannot be revoked even if shares received upon the exercise thereof and tendered in the offer are not purchased in the offer for any reason.

     DETERMINATION OF VALIDITY; REJECTION OF SHARES; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the number of shares to be accepted, the price to be paid for shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by us, in our sole and absolute discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares that we determine are not in proper form or the acceptance for payment of or payment for which we determine may be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender with respect to any particular shares or any particular stockholder and our interpretation of the terms of our offer will be final and binding on all parties. No tender of shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. Unless waived, any defects and irregularities in connection with tenders must be cured within the time period, if any, we determine. Neither we, nor any of the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give any such notification.

     Although we reserve the absolute right to waive any defect or irregularity in any tender with respect to any particular shares or any particular stockholder, we do not have the right to waive any conditions of the offer to any particular stockholder, unless waived with respect to all stockholders.

     YOUR REPRESENTATION AND WARRANTY; OUR ACCEPTANCE CONSTITUTES AN AGREEMENT. A tender of shares under any of the procedures described above will constitute your acceptance of the terms and conditions of our offer, as well as your representation and warranty to us that:

     o you have a "net long position" in the shares or equivalent securities at least equal to the shares tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act; and

     o    the tender of shares complies with Rule 14e-4.

     It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender shares for that person's own account unless, at the time of tender and at the end of the proration period, the person so tendering

     o has a net long position equal to or greater than the amount tendered in the subject securities or securities immediately convertible into, or exchangeable or exercisable for, the subject securities; and

     o will deliver or cause to be delivered the shares in accordance with the terms of the tender offer.

     Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

     Our acceptance for payment of shares tendered under our offer will constitute a binding agreement between you and RSV Bancorp upon the terms and conditions of our offer described in this and related documents.

     RETURN OF UNPURCHASED SHARES. If any tendered shares are not purchased or are properly withdrawn, or if less than all shares evidenced by a stockholder's certificates are tendered, certificates for unpurchased shares will be returned promptly after the expiration or termination of our offer or the proper withdrawal of the shares, as applicable. Shares will be returned without expense to the stockholder.

     FEDERAL BACKUP WITHHOLDING TAX. Under the United States federal backup withholding tax rules, 28% of the gross proceeds payable to a stockholder or other payee in the tender offer must be withheld and remitted to the United States Treasury, unless the stockholder or other payee provides such person's taxpayer identification number (employer identification number or social security number) to the depositary and certifies under penalties of perjury that such number is correct or otherwise establishes an exemption. If the depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, the holder may be subject to certain penalties imposed by the Internal Revenue Service.

Therefore, each tendering stockholder should complete and sign the substitute Form W-9 included as part of the letter of transmittal in order to provide the information and certification necessary to avoid backup withholding, unless such stockholder otherwise establishes to the satisfaction of the depositary that the stockholder is not subject to backup withholding.

     Certain stockholders (including, among others, all corporations and certain foreign stockholders (in addition to foreign corporations)) are not subject to these backup withholding rules. In order for a foreign stockholder to qualify as an exempt recipient, that stockholder must submit an IRS Form W-8 or a Substitute Form W-8, signed under penalties of perjury, attesting to that stockholder's exempt status. The applicable form can be obtained from the depositary. See Instruction 10 of the letter of transmittal.

     TO PREVENT FEDERAL BACKUP WITHHOLDING TAX EQUAL TO 28% OF THE GROSS PAYMENTS MADE TO STOCKHOLDERS FOR SHARES PURCHASED UNDER OUR OFFER, EACH STOCKHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL.

     For a discussion of United States federal income tax consequences to tendering stockholders, see Section 15.

     LOST OR DESTROYED CERTIFICATES. If your certificate for part or all of your shares has been lost, stolen, misplaced or destroyed, you should contact
Registrar & Transfer Company, the transfer agent for our shares, at (800) 368-5948 for instructions as to obtaining an affidavit of loss. The affidavit of loss will then be required to be submitted together with the letter of transmittal in order to receive payment for shares that are tendered and accepted for payment. A bond may be required to be posted by you to secure against the risk that the certificates may be subsequently recirculated. You are urged to contact Registrar and Transfer Company immediately in order to receive further instructions, to permit timely processing of this documentation and for a determination as to whether you will need to post a bond. See Instruction 13 of the letter of transmittal.

4.   WITHDRAWAL RIGHTS.

     Shares tendered may be withdrawn at any time before the expiration of the offer and, unless accepted for payment by us after the expiration of the offer, may also be withdrawn at any time after 12:00 midnight, New York City Time, on November 9, 2004. Except as otherwise provided in this Section 4, tenders of shares are irrevocable.

     WITHDRAWAL OF SHARES HELD IN PHYSICAL FORM. For a withdrawal to be effective, a written notice of withdrawal must be timely received by the depositary at its address or facsimile number appearing on the back page of this document. Any notice of withdrawal must specify the name of the tendering stockholder, the number of shares to be withdrawn and the name of the registered holder of the shares. If the certificates for shares to be withdrawn have been delivered or otherwise identified to the depositary, then, before the release of such certificates, the serial numbers shown on such certificates must be submitted to the depositary and the signature(s) on the notice of withdrawal must be guaranteed by an eligible guarantor institution, unless the shares have been tendered for the account of an eligible guarantor institution.

     WITHDRAWAL OF SHARES HELD WITH THE BOOK-ENTRY TRANSFER FACILITY. For a withdrawal to be effective, a holder of shares held with the book-entry transfer facility must:
(1) call his or her broker and instruct the broker to withdraw the tender of shares by debiting the depositary's account at the book-entry transfer facility for all shares to be withdrawn; and (2) instruct the broker to provide a written, telegraphic or facsimile transmission notice of withdrawal to the depositary on or before the expiration date. The notice of withdrawal shall contain (a) the name of the person who tendered the shares; (b) a description of the shares to be withdrawn; and (c) if the shares are held by a new beneficial owner, evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the shares. A purported notice of withdrawal that lacks any of the required information will not be an effective withdrawal of a tender previously made.

     All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by us, and our determination will be final and binding. Neither we, nor any of the depositary, the information agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Withdrawals may not be rescinded, and any shares properly withdrawn will thereafter be deemed not properly tendered for purposes of our offer unless the withdrawn shares are properly re-tendered before the expiration date by following one of the procedures described in Section 3.

     If we extend our offer, if we are delayed in our purchase of shares or are unable to purchase shares under our offer for any reason, then, without prejudice to our rights under our offer, the depositary may, subject to applicable law, retain tendered shares on our behalf, and such shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 3.

     Our reservation of the right to retain tendered shares we have accepted for purchase is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of our offer.

5.   PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

     Upon the terms and conditions of our offer, promptly following the expiration date, we will:

     o select the purchase price we will pay for shares properly tendered and not properly withdrawn, taking into account the number of shares so tendered and the prices specified by tendering stockholders; and

     o accept for payment and pay for, and thereby purchase, shares properly tendered at prices equal to or below the purchase price we select and not properly withdrawn.

     For purposes of our offer, we will be deemed to have accepted for payment and therefore purchased shares that are properly tendered at or below the purchase price and not properly withdrawn, subject to the odd lot priority, conditional tender and proration provisions of our offer, only when, as and if we give oral or written notice to the depositary of our acceptance of the shares for payment.

     Upon the terms and conditions of our offer, promptly after the expiration date, we will accept for payment and pay a single per share purchase price for 202,000 shares, subject to increase or decrease as provided in Section 1 and
Section 14 if properly tendered and not properly withdrawn, or such lesser number of shares as are properly tendered and not properly withdrawn, at prices between $17.00 and $19.00 per share.

     We will pay for shares purchased under our offer by depositing the aggregate purchase price for the shares with the depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.

     In the event of proration, we will determine the proration percentage and pay for those tendered shares accepted for payment promptly after the expiration date. However, we do not expect to be able to announce the final results of any proration or to be able to commence payment for shares purchased until approximately seven (7) to ten (10) business days after the expiration date.

     We will not pay interest on the purchase price regardless of any delay in making such payment. In addition, if certain events occur, we may not be obligated to purchase shares in our offer. See the conditions to our offer in
Section 7

     We will pay all stock transfer taxes, if any, payable on the transfer to us of shares purchased under our offer. If, however, (a) payment of the purchase price is to be made to any person other than the registered holder, (b) shares not tendered or rejected for purchase are to be registered in the name of any person other than the registered holder, or (c) certificates representing tendered shares are registered in the name of any person other than the person signing the letter of transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder the other person or otherwise), payable on account of the transfer to the other person, will be deducted from the purchase price unless satisfactory evidence of the payment of the stock transfer taxes, or exemption therefrom, is submitted. See Instruction 7 of the letter of transmittal.

     ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE SUBSTITUTE FORM W-9 INCLUDED WITH THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO FEDERAL INCOME BACKUP WITHHOLDING TAX OF 28% OF THE GROSS PROCEEDS PAID TO THE STOCKHOLDER OR OTHER PAYEE UNDER OUR OFFER. SEE
SECTION 3. ALSO SEE SECTION 15 REGARDING ADDITIONAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

6.   CONDITIONAL TENDER PROCEDURES.

     Under certain circumstances and subject to the exceptions for odd lot holders described in Section 1, we may prorate the number of shares purchased pursuant to our offer. As discussed in Section 15 the number of shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder's decision whether to tender. The conditional tender alternative is made available so that a stockholder may seek to structure the purchase of shares pursuant to our offer in such a manner that the purchase will be treated as a sale of such shares by the stockholder, rather than the payment of a dividend to the stockholder, for federal income tax purposes. Accordingly, a stockholder may tender shares subject to the condition that all or a specified minimum number of the stockholders shares tendered pursuant to a letter of transmittal or notice of guaranteed delivery must be purchased if any of the stockholder's tendered shares are purchased. If you are an odd lot holder and you tender all of your shares, you cannot conditionally tender because your shares will not be subject to proration. EACH STOCKHOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR.

     If you wish to make a conditional tender you must indicate this in the box captioned "Conditional Tender" in the letter of transmittal or, if applicable, the notice of guaranteed delivery. In this box in the letter of transmittal or the notice of guaranteed delivery, you must calculate and appropriately indicate the minimum number of shares that must be purchased if any are to be purchased. After our offer expires, if greater than 202,000 shares are properly tendered and not properly withdrawn and we must prorate our acceptance of and payment for tendered shares, we will calculate a preliminary proration percentage based upon all shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of shares to be purchased from any stockholder below the minimum number specified by that stockholder, the conditional tender will automatically be regarded as withdrawn, unless chosen by lot for reinstatement as discussed in the next paragraph.

     After giving effect to these withdrawals, we will accept the remaining shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If we are able to purchase all of the remaining tendered shares and the number that we would purchase would be below 202,000, then, to the extent feasible, we will select enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase 202,000 shares. In selecting among these conditional tenders, we will select by random lot and will select only from stockholders who tendered all of their shares. Upon selection by lot, if any, we will limit our purchase in each case to the designated minimum number of shares to be purchased.

     All shares tendered by a stockholder subject to a conditional tender pursuant to the letter of transmittal or notice of guaranteed delivery, regarded as withdrawn as a result of proration and not eventually purchased will be returned promptly after the expiration date without any expense to the stockholder.

7. CONDITIONS OF OUR OFFER.

     Notwithstanding any other provision of our offer, we will not be required to accept for payment, purchase or pay for any shares tendered, and may terminate or amend our offer or may postpone the acceptance for payment of, or the purchase of and the payment for shares tendered, subject to the rules promulgated by the SEC under the Exchange Act, if, at any time on or after September 14, 2004 and before the expiration of our offer, any of the following events have occurred:

     o    there  has been  threatened,  instituted  or  pending  any  action  or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of our offer, the acquisition of some or all of the shares under our offer or otherwise relates in any manner to our offer, including the other conditions to our offer;

     o there has been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to our offer or to us or any of our subsidiaries, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly,

          o    make the  acceptance  for payment of, or payment for, some or all
               of  the  shares   illegal  or  otherwise   restrict  or  prohibit
               completion of our offer; or

          o delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the shares;

          o    there has occurred any of the following:

          o any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

          o the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

          o the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or any of its territories or, in the case of an existing armed hostility or other international or national calamity at the time of our offer, a material escalation thereof;

          o any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event, or any disruption or adverse change in the financial or capital markets generally or the market for loan syndications in particular, that, in our reasonable judgment, might affect, the extension of credit by banks or other lending institutions in the United States;

          o any significant decrease in the market price of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on our business, operations or prospects or the trading of our common stock; or

          o any significant or material change or changes in the business, financial condition, assets, income, operations, prospects or stock ownership of us or our subsidiaries that is or may be material and adverse to us or our subsidiaries.

     In addition, we may amend or terminate the offer, and will not be required to accept for purchase any shares tendered if, in our good faith reasonable judgment, any purchase of shares under the offer could result in the offer being considered a "going private transaction" under Rule 13e-3 of the Securities Exchange Act of 1934, that is, if our purchase of shares pursuant to this offer would result in our common stock being held of record by fewer than 300 persons. As of September 8, 2004, there were approximately 350 record holders of our shares.

     The conditions to our offer are for our sole benefit and may be asserted by us regardless of the circumstances (including any action or inaction by us) giving rise to any such condition and, where permissible, may be waived by us, in whole or in part at any time up until the expiration of our offer in our sole discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right, and each right shall be deemed an ongoing right which may be asserted at any time up until the expiration of our offer. Any determination or judgment by us concerning the events described above will be final and binding on all parties.

     Upon the occurrence of one or more of the aforementioned conditions not otherwise waived by us, we will notify stockholders as promptly as possible of the condition and whether we will terminate or amend the offer, subject to the rules promulgated by the SEC under the Exchange Act.

8.   PRICE RANGE OF SHARES; DIVIDENDS.

     Our common stock is traded on the OTC Bulletin Board under the trading symbol "RSVI". Effective July 1, 2004, we changed our name from Reserve Bancorp, Inc. to RSV Bancorp, Inc. and in connection with that name change our symbol was changed from "RSVB" to "RSVI." The following table sets forth, for the fiscal quarters indicated, the high and low closing sale prices and dividends for our common stock. Our common stock first began trading on April 5, 2002 upon completion of our initial public offering.

                                                     Dividends Paid
Fiscal Year                      High     Low          Per Share
-----------                      ----     ---        --------------
2002:

3rd Quarter..............       $12.95   $12.50          --
4th Quarter..............       $12.95   $12.35          --

2003:

1st Quarter..............       $13.45   $12.65        $0.05
2nd Quarter..............       $17.19   $12.90          --
3rd Quarter..............       $17.00   $16.15        $0.10
4th Quarter..............       $17.10   $16.35          --

2004:

1st Quarter..............       $19.75   $16.85        $0.10
2nd Quarter..............       $20.50   $18.60          --
3rd Quarter..............       $19.75   $17.25        $0.15
4th Quarter..............       $17.50   $16.00          --
    (through September 8, 2004)

     On September 8, 2004, the last practicable trading day prior to the commencement of our offer, the closing sale price of our common stock was $17.10, as quoted on the OTC Bulletin Board. WE URGE YOU TO OBTAIN MORE CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK.

9. SOURCE AND AMOUNT OF FUNDS.

     Assuming that 202,000 shares are tendered in the offer at a price between $17.00 and $19.00 per share, the aggregate purchase price paid by us will be between $3,434,000 and $3,838,000. We expect that our fees and expenses for the offer will be approximately $105,000.

     Upon payment of the dividend by the Bank to us in the amount of $4.0 million, RSV Bancorp will have sufficient cash on hand to pay all expenses in connection with the offer. We anticipate that we will have all of the funds necessary to purchase shares tendered in our offer, as well as to pay related fees and expenses, from our existing assets, primarily out of available cash.

10. INFORMATION ABOUT US AND THE SHARES.

     GENERAL. We are the parent company for Mt. Troy Bank. We were formed as a Pennsylvania corporation under the name "Reserve Bancorp, Inc." in December 2001 at the direction of the Bank in connection with the Bank's conversion from a mutual to stock form of ownership. We acquired all of the capital stock issued by the Bank upon its conversion. In April 2002, the Bank completed its conversion in connection with a $7.6 million initial public offering of common stock by us. Effective July 1, 2004, we changed our name to RSV Bancorp, Inc. and our trading symbol was changed from "RSVB" to "RSVI." We are a unitary savings and loan holding company and, under existing laws, generally are not restricted in the types of business activities in which we may engage provided that the Bank retains a specified amount of its assets in housing-related investments. At the present time, we conduct no significant business or operations of our own other than holding all of the outstanding stock of the Bank and investing our portion of the net proceeds obtained in the conversion.

     The Bank attracts deposits from the general public and uses such deposits, together with borrowings and other funds, primarily to originate and fund loans secured by first mortgages on owner-occupied, one-to-four family residences in its market area. The Bank also makes commercial real estate, commercial, home equity loans, loans secured by deposits, automobile loans and personal loans and invests in municipal obligations, mortgage-backed securities, and other investments.

     SHARES OUTSTANDING. As of June 30, 2004, we had 673,734 issued and outstanding shares of common stock.

     The 202,000 shares that we are offering to purchase represent approximately 30% of our issued and outstanding stock as of June 30, 2004. Assuming that we purchase all 202,000 shares that we are offering to purchase, the number of our issued and outstanding shares would be reduced to 471,734 immediately after the offer.

     FINANCIAL STATEMENTS. Our historical financial statements for the fiscal years ended September 30, 2003 and 2002 are incorporated herein by reference to
Exhibit 13 to our Annual Report on Form 10-KSB for the fiscal year ended September 30, 2003, filed with the SEC.

11.  INTERESTS  OF  DIRECTORS   AND   EXECUTIVE   OFFICERS;   TRANSACTIONS   AND
     ARRANGEMENTS CONCERNING SHARES.

     Interests Of Directors And Executive Officers. Information about our directors and executive officers stock ownership is set forth below. As of September 8, 2004, our directors and executive officers as a group beneficially owned (including pursuant to exercisable options) an aggregate of 62,399 shares (approximately 8.99% of the outstanding shares including shares issuable upon the exercise of vested options held by directors and executive officers). Such ownership includes 20,200 shares as of September 8, 2004 subject to exercisable stock options which are held by executive officers and directors.

     Our directors and executive officers are entitled to participate in our offer on the same basis as all other stockholders. We have been advised that none of our directors or executive officers intend to tender any of their shares pursuant to the offer. As of September 8, 2004, 59,000 shares, or approximately 8.76% of the outstanding shares, were held in the employee stock ownership plan. We have also been advised that the trustee of the employee stock ownership plan does not intend to tender any shares pursuant to the offer.

     Assuming we purchase 202,000 shares pursuant to the offer, the percentage of shares beneficially owned by executive officers and directors, would be approximately 24.27% of the outstanding shares immediately after the offer, including shares issuable upon the exercise of options held by executive officers and directors and our Employee Stock Ownership Plan ("ESOP").

     Set forth below is a list of RSV Bancorp's directors and executive officers and for each, a description of beneficial ownership of our common stock. Unless otherwise noted below, the business address of each of the following persons is 2000 Mt. Troy Road, Pittsburgh, Pennsylvania 15212.


                                                                   PERCENT OF
                                                                   SHARES OF
NAME OF                               AMOUNT AND NATURE OF        COMMON STOCK
BENEFICIAL OWNER                      BENEFICIAL OWNERSHIP       OUTSTANDING (1)
----------------                      --------------------       ---------------

David P. Butler                            21,794  (2)                3.21%
Robert B. Shust                            19,564  (2)                2.88%
Timothy Schneider                           7,064  (2)                1.04%
Brian S. Allen                                700                       *

EXECUTIVE OFFICERS WHO ARE
  NOT DIRECTORS

Gerard R. Kunic - President                    --                      --
Robert B. Kastan - Treasurer/Controller    13,277  (2)                1.96%

All Directors and Executive Officers
       As a Group (6 Persons)              62,399  (3)                8.99%
------------
*    Less than 1%
(1) Includes shares of common stock held directly as well as by spouses or minor children and other indirect ownership.
(2) Includes 5,050 shares that may be purchased pursuant to the exercise of options within 60 days of the date hereof.
(3) Includes 20,200 shares that may be purchased pursuant to the exercise of options within 60 days of the date hereof.

     The following table lists the name and address of each person or group who beneficially own more than 5% of RSV Bancorp's outstanding shares of common stock. Other than as noted below, management knows of no person or group that owns more than 5% of the outstanding shares of common stock.

                                                                 Percent of
                                                                 Shares of
Name and Address                    Amount and Nature of        Common Stock
Of Beneficial Owner                 Beneficial Ownership        Outstanding
-------------------                 --------------------        ------------

Mt. Troy Bank Employee Stock                59,000                 8.76%
     Ownership Plan Trust
2000 Mt. Troy Road
Pittsburgh, Pennsylvania  15212

     TRANSACTIONS AND ARRANGEMENTS CONCERNING SHARES. Based on our records and information provided to us by our directors, executive officers, associates and subsidiaries, neither we, nor any of our associates or subsidiaries, nor any of our directors or executive officers, have effected any transactions in our shares during the 60 days prior to the date hereof

     Except as otherwise described in this document and except for outstanding options to purchase shares granted from time to time over recent years to certain employees (including executive officers) and directors pursuant to our stock option plan, neither we nor, to our knowledge, any of our affiliates, directors or executive officers, is a party to any agreement, arrangement or understanding with any other person relating, directly or indirectly, to the tender offer or with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

     Except as disclosed in this offer, RSV Bancorp, its directors and executive officers have no current plans or proposals in connection with this offer which relate to or would result in:

     o the acquisition by any person of additional securities of RSV Bancorp or the disposition of securities of RSV Bancorp, except for possible exercises, cashless or otherwise, of outstanding options to purchase shares in the ordinary course by executive officers and directors of RSV Bancorp;

     o    an   extraordinary   corporate   transaction,   such   as  a   merger,
          reorganization or liquidation, involving RSV Bancorp or any of our subsidiaries;

     o a purchase, sale or transfer of a material amount of assets of RSV Bancorp or any of our subsidiaries;

     o    any change in the present  board of  directors  or  management  of RSV
          Bancorp;

     o any material change in the present dividend rate or policy, or indebtedness or capitalization of RSV Bancorp;

     o any other material change in RSV Bancorp's corporate structure or business;

     o any change in our charter or bylaws or any actions which may impede the acquisition of control of RSV Bancorp by any person;

     o a class of equity security of RSV Bancorp being delisted from a national securities exchange;

     o a class of equity securities of RSV Bancorp becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934 (see Section 12); or

     o the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act of 1934. See Section 7.

     While the directors and executive officers of RSV Bancorp do not intend to accomplish any of the foregoing purposes in connection with this offer, RSV Bancorp may formulate plans for one or more of these purposes in the future.

             SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

     The following summary historical consolidated financial information has been derived from our audited financial statements for the years ended September 30, 2003 and 2002 and from our unaudited financial statements for the nine months ended June 30, 2004 and 2003 and, in the opinion of management, includes all adjustments (consisting of normal recurring accruals) that are necessary for a fair presentation of the financial position and results of operations for such periods. The summary information should be read in conjunction with the consolidated financial statements and the notes thereto included in our Quarterly report on Form 10-QSB for the quarter ended June 30, 2004 and our Annual Report on Form 10-KSB for the fiscal year ended September 30, 2003. COPIES OF THESE REPORTS MAY BE OBTAINED AS DESCRIBED IN THIS DOCUMENT.

                               RSV BANCORP, INC.
                    SUMMARY HISTORICAL FINANCIAL INFORMATION

FINANCIAL HIGHLIGHTS
--------------------
(Dollars in Thousands, except per share data)      At June 30,       At September 30,
                                                -----------------   -----------------
                                                  2004      2003      2003      2002
                                                -------   -------   -------   -------
Total assets                                    $76,700   $71,988   $71,939   $60,560
Loans receivable, net                            38,279    34,989    34,887    35,017
Investment and mortgage-backed securities        34,905    31,390    32,043    22,738
Cash and cash equivalents                         1,378     4,004     3,350     1,656
Deposits                                         56,723    49,902    50,468    42,986
FHLB advances                                     7,465     8,725     8,378     4,883
Total stockholders' equity                       11,686    12,592    12,597    12,350

                                               For Nine Months Ended        For the Year Ended
                                                     June 30,                At September 30,
                                               ----------------------       ------------------
                                                2004(1)      2003(1)         2003       2002
                                               -------       -------        -------    -------
Interest income                                $2,851        $2,892         $3,811     $3,417
Interest expense                                1,099         1,271          1,670      1,625
Net interest income                             1,752         1,621          2,141      1,792
Provision for loan losses                          14            14             18         18
Non-interest income                               227           193            238        187
Non-interest expense                            1,073           964          1,263      1,139
Income tax expense                                335           305            364        317
Net income                                        557           531            734        505
Basic earnings per share                         0.86          0.76           1.06       0.38
Diluted earnings per share                       0.82          0.75           1.04       0.38
Dividends per share                              0.25          0.15           0.15         --
Book value per share                            17.35         16.79          17.09      16.30
------
(1) The ratios for the nine month period have been annualized


OTHER SELECTED DATA
                                                  For Nine Months Ended        For the Year Ended
                                                        June 30,                At September 30,
                                                  ----------------------       ------------------
                                                   2004(1)      2003(1)         2003       2002
                                                  -------       -------        -------    -------

Return on average assets (net income divided
   by average total assets)                       1.00%          1.07%         1.08%       0.97%
Return on average equity (net income divided
   by average equity)                             5.99           5.64          5.84        6.26
Average interest-earning assets to average
   interest-bearing liabilities                 119.10         122.54        122.02      117.00
Average equity to average assets ratio
   (average equity divided by average total
   assets)                                       16.75          18.92         18.53       15.43
Equity to assets at period end                   15.24          17.49         17.51       20.39
Dividend payout ratio                            21.80          14.80         14.15         n/a
------
(1) The ratios for the nine month period have been annualized.

         SUMMARY UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following summary unaudited pro forma consolidated financial information for the nine months ended June 30, 2004 and the year ended September 30, 2003 has been adjusted for certain costs and expenses to be incurred as a result of the purchase of 202,000 shares pursuant to this offer. The income statement gives effect to the purchase of shares as of the beginning of each period presented. The balance sheet data gives effect to the purchase of shares as of the balance sheet date. Effect has been given to costs to be incurred in connection with the offer, which are estimated to be $105,000. Such costs will be included as part of the cost of the shares repurchased.

     The summary unaudited pro forma consolidated financial information should be read in conjunction with the summary historical consolidated financial information included in this document. The pro forma income statement data and balance sheet data are not necessarily indicative of the financial position or results of operations that would have been obtained had the offer been completed as of the dates indicated or that may be attained in the future.

                               RSV BANCORP, INC.
         UNAUDITEDPRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                          YEAR ENDED SEPTEMBER 30, 2003
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                  202,000 Shares Purchased at
                                                     $17.00         $19.00
                                                   per share       per share

Interest income                                  (a)    3,730        3,721
Interest expense                                       (1,670)      (1,670)
                                                     --------      -------
    Net interest income                                 2,060        2,051
Provision for loan losses                                 (18)         (18)
                                                     --------      -------
    Net interest income after provision
       for loan losses                                  2,042        2,033
Noninterest income                                        238          238
Noninterest expenses                                   (1,263)      (1,262)
Income before income taxes                              1,017        1,009
Income tax expense/(benefit)                     (b)     (337)        (334)
                                                     --------      -------
    Net income                                            680          675
                                                     ========      =======

Basic earnings per share                             $   1.38      $  1.37
                                                     ========      =======
Diluted earnings per share                           $   1.35      $  1.34
                                                     ========      =======

Weighted average shares outstanding              (c)  491,732
Weighted average fully diluted shares outstanding(c)  503,095

(a)  Interest  income is  reduced  assuming  a 2.28%  rate.  The  funds  used to
     purchase  the  shares  are  primarily   cash  and   short-term   investment
     securities.
(b)  Income tax rates are not assumed to change.
(c)  Shares are reduced by 202,000.

                               RSV BANCORP, INC.
         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                         NINE MONTHS ENDED JUNE 30, 2004
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                  202,000 Shares Purchased at
                                                    $17.00           $19.00
                                                  per share         per share

Interest income                                 (a)   2,697            2,680
Interest expense                                     (1,099)          (1,099)
                                                   --------         --------
    Net interest income                               1,598            1,581
Provision for loan losses                               (14)             (14)
                                                   --------         --------
    Net interest income after provision
     for loan losses                                  1,584            1,567
Noninterest income                                      227              227
Noninterest expenses                                 (1,073)          (1,073)
                                                   --------         --------
Income before income taxes                              738              721
Income tax expense/(benefit)                    (b)    (277)            (271)
                                                   --------         --------
    Net income                                          461              450
                                                   ========         ========
Basic earnings per share                           $   1.38         $   1.34
                                                   ========         ========
Diluted earnings per share                         $   1.28         $   1.25
                                                   ========         ========

Weighted average shares outstanding             (c) 447,116
Weighted average fully diluted shares
  outstanding                                   (c) 479,941

(a)  Interest  income is  reduced  assuming  a 4.35%  rate.  The  funds  used to
     purchase  the  shares  are  primarily   cash  and   short-term   investment
     securities.
(b)  Income tax rates are not assumed to change.
(c)  Shares are reduced by 202,000.

                               RSV BANCORP, INC.
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 2003
                             (DOLLARS IN THOUSANDS)


                                               202,000 Shares Purchased at
                                                 $17.00           $19.00
                                               per share         per share
                                               ---------         ---------
ASSETS
Cash and cash equivalents                    (a)  1,000             1,000
Investment securities                        (a) 30,854            30,450
Stock in Federal Home Loan Bank of
   Pittsburgh, at cost                              675               675
Loans receivable, net                            34,887            34,887
Accrued interest receivable                         501               501
Premises and equipment, net                         281               281
Other assets                                        148               143
                                                 ------            ------
     Total assets                                68,346            67,937
                                                 ======            ======

LIABILITIES
Deposits                                         50,468            50,468
Advances from Federal Home Loan Bank              8,378             8,378
Other liabilities                                   496               496
                                                 ------            ------
     Total liabilities                           59,342            59,342

STOCKHOLDERS' EQUITY
Common stock                                         76                76
Additional paid-in capital                        7,128             7,128
Unearned ESOP/RSP shares                           (684)             (684)
Retained earnings                                 6,222             6,217
Accumulated other comprehensive income, net         143               143
Treasury stock                               (b) (3,881)           (4,285)
                                                 ------            ------
     Total stockholders' equity                   9,004             8,595
                                                 ------            ------
     Total liabilities and stockholders' equity  68,346            67,937
                                                 ======            ======

(a) Cash and investment securities have been reduced to reflect the cash required for the repurchase and the expected expenses of the offering.
(b) Treasury stock reflects the increase in treasury stock and the expected expenses of the offering.

                               RSV BANCORP, INC.
            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                  JUNE 30, 2004
                             (DOLLARS IN THOUSANDS)



                                               202,000 Shares Purchased at
                                                 $17.00           $19.00
                                               per share         per share
                                               ---------         ---------
ASSETS
Cash and cash equivalents                    (a)  1,000             1,000
Investment securities                        (a) 31,744            31,340
Stock in Federal Home Loan Bank of
   Pittsburgh, at cost                              610               610
Loans receivable, net                            38,279            38,279
Accrued interest receivable                         514               514
Premises and equipment, net                         445               445
Other assets                                        474               463
                                                 ------            ------
     Total assets                                73,066            72,651
                                                 ======            ======
LIABILITIES
Deposits                                         56,723            56,723
Advances from Federal Home Loan Bank              7,465             7,465
Other liabilities                                   826               826
                                                 ------            ------
     Total liabilities                           65,014            65,014

STOCKHOLDERS' EQUITY
Common stock                                         76                76
Additional paid-in capital                        7,167             7,167
Unearned ESOP/RSP shares                           (576)             (576)
Retained earnings                                 6,559             6,548
Accumulated other comprehensive income, net        (126)             (126)
Treasury stock                               (b) (5,048)           (5,452)
                                                 ------            ------
     Total stockholders' equity                   8,052             7,637
                                                 ------            ------
     Total liabilities and stockholders' equity  73,066            72,651
                                                 ======            ======

(a) Cash and investment securities have been reduced to reflect the cash required for the repurchase and the expected expenses of the offering.
(b) Treasury stock reflects the increase in treasury stock and the expected expenses of the offering.

     ADDITIONAL INFORMATION. We are subject to the information and reporting requirements of the Exchange Act, and in accordance with such laws we file with the SEC periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in these proxy statements filed with the SEC certain information, as of particular dates, concerning our directors and executive officers, their compensation, stock options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us. We have also filed with the SEC an Issuer Tender Offer Statement on Schedule TO, which includes additional information with respect to our offer.

     The reports, statements and other information (including any exhibits, amendments or supplements to such documents) we file may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public without charge on the SEC's website at www.sec.gov.

     INCORPORATION BY REFERENCE. The rules of the SEC allow us to "incorporate by reference" information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. These documents contain important information about us.


            SEC FILINGS                       PERIOD OR DATE FILED
        -----------------------------       ------------------------------

        Annual Report on Form 10-KSB        Year ended September 30, 2003

        Quarterly Report on Form 10-QSB     Quarter ended June 30, 2004

        Proxy Statement for
        Annual Meeting of Stockholders      Filed December 26, 2003


     You can obtain any of the documents incorporated by reference in this document from us without charge, excluding any exhibits to those documents, by requesting them in writing or by telephone from us at RSV Bancorp, Inc., 2000 Mt. Troy Road, Pittsburgh, Pennsylvania 15212, telephone: (412) 322-6107. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one (1) business day after we receive your request. In addition, you can obtain copies of these documents from the SEC's website. Such documents may also be inspected at the locations described above.

12. EFFECTS OF OUR OFFER ON THE MARKET FOR OUR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

     Our purchase of shares in our offer will reduce the number of shares that might otherwise be traded publicly and may reduce the number of stockholders. The shares are currently traded on the OTC Bulletin Board. There can be no assurance that stockholders will be able to find willing buyers for their shares after the offer.

     The shares are registered under the Securities Exchange Act of 1934 which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with the SEC's proxy rules in connection with our meetings of stockholders. Upon completion of the offer, we will still be subject to the reporting requirements of the Exchange Act as we do not anticipate our number of record stockholders being reduced below 300. Moreover, in connection with the Bank's conversion and our initial public offering, we are obligated to remain registered for at least three years after the completion of the conversion or until April 5, 2005.

     Our shares are not "margin securities" under the rules of the Federal Reserve Board and will continue to not be "margin securities" following the purchase of shares under the offer for purposes of the Federal Reserve Board's margin rules and regulations.

     The Savings and Loan Holding Company Act and the Change in Bank Control Act each set forth thresholds with respect to the ownership of voting shares of a savings and loan holding company of 5% to 10%, respectively, over which the owner of such voting shares may be determined to control such savings and loan holding company. If, as a result of the offer, the ownership interest of any stockholder of ours is increased over these thresholds, such stockholder may be required to reduce its ownership interest in us or file a notice with regulators. Each stockholder whose ownership interest may be so increased is urged to consult the stockholder's own legal counsel with respect to the consequences to the stockholder of the offer.

13.  LEGAL MATTERS; REGULATORY APPROVALS.

     Except as otherwise described in this document, we are not aware of any license or regulatory permit material to our business that would be adversely affected by our acquisition of shares as contemplated by our offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of shares as contemplated by our offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for shares tendered in response to our offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

14.  EXTENSION OF OUR OFFER; TERMINATION; AMENDMENT.

     We reserve the right, in our sole discretion, at any time and from time to time, to extend the period of time during which our offer is open and to delay acceptance for payment of, and payment for, any shares by giving oral or written notice of such extension to the depositary and making a public announcement of such extension. Our reservation of the right to delay acceptance for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of our offer.

     We also reserve the right, in our sole discretion, to terminate our offer and not accept for payment or pay for any shares not previously accepted for payment or paid for or, subject to applicable law, to postpone payment for shares if any conditions to our offer fail to be satisfied by giving oral or written notice of such termination or postponement to the depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for shares which we have accepted for purchase is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the shares tendered promptly after termination or withdrawal of our offer.

     Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether or not any of the events or conditions described in Section 7 have occurred or are deemed by us to have occurred, to amend our offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in our offer to holders of shares or by decreasing or increasing the number of shares being sought in our offer. Amendments to our offer may be made at any time and from time to time by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City Time, on the next business day after the last previously scheduled or announced Expiration Date.

     Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through Business Wire, Dow Jones News Service or another comparable news service.

     If we materially change the terms of our offer or the information concerning our offer, we will extend our offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If we undertake any of the following actions:

     o    increase or decrease the range of prices to be paid for the shares,

     o increase the number of shares being sought in our offer by more than 2% of our outstanding common stock, or

     o    decrease the number of shares being sought in our offer, and our offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to stockholders in the manner specified in this Section 14, then our offer will be extended until the expiration of such period of ten business days.

     Pursuant to Rule 13e-4 promulgated under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO which contain additional information with respect to our offer. The Schedule TO, including the exhibits and any amendments and supplements to those documents, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

15.  FEDERAL INCOME TAX CONSEQUENCES.

     The following summary describes the material United States federal income tax consequences relating to our offer. This summary is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations under the Internal Revenue Code (the "Code") administrative pronouncements and judicial decisions, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. This summary addresses only stockholders who hold shares as capital assets within the meaning of Section 1221 of the Code and does not address all of the tax consequences that may be relevant to stockholders in light of their particular circumstances or to certain types of stockholders subject to special treatment under the Code, including, without limitation, certain financial institutions, dealers in securities or commodities, traders in securities who elect to apply a mark-to-market method of accounting, insurance companies, tax-exempt organizations, persons who hold shares as a position in a "straddle" or as a part of a "hedging," "conversion" or "constructive sale" transaction for United States federal income tax purposes or persons who received their shares through the exercise of employee stock options or otherwise as compensation. In addition, this discussion applies only to "United States holders" (as defined below).

This summary also does not address the state, local or foreign tax consequences of participating in our offer. For purposes of this discussion, a "United States holder" means:

     o    a citizen or resident of the United States;

     o a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or of any political subdivision of the United States;

     o an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

     o a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all of its substantial decisions.

     HOLDERS OF SHARES WHO ARE NOT UNITED STATES HOLDERS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES AND ANY APPLICABLE FOREIGN TAX CONSEQUENCES OF OUR OFFER.

     STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF PARTICIPATING OR NOT PARTICIPATING IN OUR OFFER.

     CHARACTERIZATION OF THE PURCHASE. The purchase of a United States holder's shares by us in our offer will be a taxable transaction for United States federal income tax purposes. As a consequence of the purchase, a United States holder will, depending on the United States holder's particular circumstances, be treated either as having sold the United States holder's shares or as having received a distribution in respect of stock from RSV Bancorp.

     Under Section 302 of the Code, a United States holder whose shares are purchased by us under our offer will be treated as having sold such holder's shares, and thus, will recognize capital gain or loss if the purchase:

     o results in a "complete termination" of the United States holder's equity interest in RSV Bancorp;

     o results in a "substantially disproportionate" redemption with respect to the United States holder; or

     o is "not essentially equivalent to a dividend" with respect to the United States holder.

     Each of these tests, referred to as the "Section 302 tests," is explained in more detail below.

     If a United States holder satisfies any of the Section 302 tests explained below under the caption "Section 302 Tests", the United States holder will be treated as if it sold its shares to us and will recognize capital gain or loss equal to the difference between the amount of cash received under our offer and the United States holder's adjusted tax basis in the shares surrendered in exchange therefore. This gain or loss will be long-term capital gain or loss if the United States holder's holding period for the shares that were sold exceeds one year as of the date of purchase by us under our offer. Specified limitations apply to the deductibility of capital losses by United States holders. Gain or loss must be determined separately for each block of shares (shares acquired at the same cost in a single transaction) that is purchased by us from a United States holder under our offer. A United States holder may be able to designate, generally through its broker, which blocks of shares it wishes to tender under our offer if less than all of its shares are tendered under our offer, and the order in which different blocks will be purchased by us in the event of proration under our offer. United States holders should consult their tax advisors concerning the mechanics and desirability of that designation.

     If a United States holder does not satisfy any of the Section 302 tests explained below, the purchase of a United States holder's shares by us under our offer will not be treated as a sale or exchange under Section 302 of the Code with respect to the United States holder. Instead, the entire amount received by a United States holder with respect to the purchase of its shares by us under our offer will be treated as a dividend distribution to the United States holder with respect to its shares under Section 301 of the Code, taxable at ordinary income tax rates, to the extent of the United States holder's share of our current and accumulated earnings and profits (within the meaning of the Code). To the extent the amount of the distribution exceeds the United States holder's share of our current and accumulated earnings and profits, the excess first will be treated as a tax-free return of capital to the extent of the United States holder's adjusted tax basis in its shares and any remainder will be treated as capital gain (which may be long-term capital gain as described above). To the extent that a purchase of a United States holder's shares by us under our offer is treated as the receipt by the United States holder of a dividend, the United States holder's adjusted tax basis in the purchased shares will be added to any shares retained by the United States holder.

     We cannot predict whether or the extent to which our offer will be oversubscribed. If our offer is oversubscribed, proration of tendered shares under our offer will cause us to accept fewer shares than are tendered. Therefore, no assurance can be given that we will purchase a sufficient number of a United States holder's shares under our offer to ensure that the United States holder's receives sale treatment, rather than dividend treatment, for United States federal income tax purposes under the rules discussed below.

     CONSTRUCTIVE  OWNERSHIP OF STOCK AND OTHER ISSUES.  In applying each of the
Section 302 tests explained below, United States holders must take into account not only shares that they actually own but also shares they are treated as owning under the constructive ownership rules of Section 318 of the Code. Under the constructive ownership rules, a United States holder is treated as owning any shares that are owned (actually and in some cases constructively) by certain related individuals and entities as well as shares that the United States holder has the right to acquire by exercise of an option or by conversion or exchange of a security. Due to the factual nature of the Section 302 tests explained below, United States holders should consult their tax advisors to determine whether the purchase of their shares under our offer qualifies for sale treatment in their particular circumstances.

     SECTION 302 TESTS. One of the following tests must be satisfied in order for the purchase of shares by us under our offer to be treated as a sale or exchange for federal income tax purposes:

     o Complete Termination Test. The purchase of a United States holder's shares by us under our offer will result in a "complete termination" of the United States holder's equity interest in RSV Bancorp if all of the shares that are actually owned by the United States holder are sold under our offer and all of the shares that are constructively owned by the United States holder, if any, are sold under our offer or, with respect to shares owned by certain related individuals, the United States holder effectively waives, in accordance with Section 302(c) of the Code, attribution of shares which otherwise would be considered as constructively owned by the United States holder. United States holders wishing to satisfy the "complete termination" test through waiver of the constructive ownership rules should consult their tax advisors.

     o Substantially Disproportionate Test. The purchase of a United States holder's shares by us under our offer will result in a "substantially disproportionate" redemption with respect to the United States holder if, among other things, the percentage of the then outstanding shares actually and constructively owned by the United States holder immediately after the purchase is less than 80% of the percentage of the shares actually and constructively owned by the United States holder immediately before the purchase (treating as outstanding all shares purchased under our offer).

     o Not Essentially Equivalent to a Dividend Test. The purchase of a United States holder's shares by us under our offer will be treated as "not essentially equivalent to a dividend" if the reduction in the United States holder's proportionate interest in RSV Bancorp as a result of the purchase constitutes a "meaningful reduction" given the United States holder's particular circumstances. Whether the receipt of cash by a stockholder who sells shares under our offer will be "not essentially equivalent to a dividend" will depend upon the stockholder's particular facts and circumstances. The Internal Revenue Service has indicated in a published revenue ruling that even a small reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal (for example, an interest of less than 1%) and who exercises no control over corporate affairs should constitute a "meaningful reduction." United States holders should consult their tax advisors as to the application of this test in their particular circumstances.

     CORPORATE STOCKHOLDER DIVIDEND TREATMENT. In the case of a corporate United States holder, to the extent that any amounts received under our offer are treated as a dividend, such holder may be eligible for the dividends-received deduction. The dividends-received deduction is subject to certain limitations. In addition, any amount received by a corporate United States holder pursuant to our offer that is treated as a dividend may constitute an "extraordinary dividend" under Section 1059 of the Code. Corporate United States holders should consult their own tax advisors as to the application of Section 1059 of the Code to our offer, and to the tax consequences of dividend treatment in their particular circumstances.

     STOCKHOLDERS WHO DO NOT RECEIVE CASH UNDER OUR OFFER. Stockholders whose shares are not purchased by us under our offer will not incur any tax liability as a result of the completion of our offer.

     BACKUP WITHHOLDING TAX. See Section 3 with respect to the application of United States federal backup withholding tax.

     THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. WE URGE YOU TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF OUR OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

16.  FEES AND EXPENSES.

     We have retained D. F. King & Co., Inc. to act as our information agent in connection with our offer. D. F. King & Co., Inc. as information agent, may contact stockholders by mail, telephone, facsimile, telex, telegraph, other electronic means and personal interviews, and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the offer to beneficial owners. D. F. King & Co., Inc. will receive reasonable and customary compensation in connection with our offer.

     Registrar and Transfer Company, as the depositary for our offer, will be reimbursed for certain out-of-pocket costs in connection with our offer.

     No fees or commissions will be payable by us to brokers, dealers, commercial banks or trust companies (other than fees to the parties described above) for soliciting tenders of shares under our offer. Stockholders holding shares through brokers or banks are urged to consult the brokers or banks to determine whether transaction costs are applicable if stockholders tender shares through such brokers or banks and not directly to the depositary. We, however, upon request, will reimburse brokers, dealers, commercial banks and trust companies for customary mailing and handling expenses incurred by them in forwarding our offer and related materials to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or as an agent of the information agent or the depositary for purposes of our offer. We will pay or cause to be paid all stock transfer taxes, if any, on our purchase of shares except as otherwise provided in this document and Instruction 7 in the letter of transmittal.

17.  MISCELLANEOUS.

     This offer to purchase and the related letter of transmittal will be mailed to record holders of shares of our common stock and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of shares.

     We are not aware of any jurisdiction where the making of our offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of our offer or the acceptance of shares pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, our offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of shares in such jurisdiction.

     Pursuant to Rule 13e-4 promulgated under the Exchange Act, RSV Bancorp has filed with the SEC an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to our offer. The Schedule TO, including the exhibits and any amendments and supplements to that document, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 10 with respect to information concerning us.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR

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

SHARES IN OUR OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH OUR OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MADE BY ANYONE ELSE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY RSV BANCORP OR THE INFORMATION AGENT.

                                                RSV BANCORP, INC.



September 14, 2004

                        THE DEPOSITARY FOR OUR OFFER IS:


                         REGISTRAR AND TRANSFER COMPANY

By Mail or Overnight Courier:            For Assistance:               By Hand:
Registrar and Transfer Company           (800) 368-5948                c/o The Depository Trust Co.
10 Commerce Drive                                                      Transfer Agent Drop
Cranford, New Jersey  07016-3572                                       55 Water Street, 1st Floor
                                                                       New York, New York  10041-0099
                                       By Facsimile:
                                       (908) 497-2311
                                       (For Eligible Institutions Only)

The letter of transmittal and certificates for shares and any other required documents should be sent or delivered by each RSV Bancorp stockholder or such stockholder's broker, dealer, commercial bank, trust company or nominee to the depositary at its address set forth above.

Any questions or requests for assistance may be directed to the Information agent at its telephone number and address set forth below. Requests for additional copies of this offer to purchase, the letter of transmittal or the notice of guaranteed delivery may be directed to the information agent at the telephone number and address set forth below. You may also contact your broker, dealer, commercial bank, trust company or nominee for assistance concerning our offer. To confirm delivery of shares, stockholders are directed to contact the depositary.



                    THE INFORMATION AGENT FOR THE OFFER IS:



                             D. F. KING & CO., INC.
                                 48 Wall Street
                            New York, New York 10005
                 Banks and Brokers call collect: (212) 269-5550
                   All others call Toll Free: (800) 207-3158